EXHIBIT 1.3

                               [HANSON LETTERHEAD]

April 28, 2003

Hanson PLC
1 Grosvenor Place
London
SW1X 7JH

Dear Sirs

In connection with preparation and filing of the Registration Statement on Form F-3 (the "Registration Statement") for registration under the U.S. Securities Act of 1933, as amended (the "Act"), of, inter alia, (i) guaranteed debt securities (the "Guaranteed Debt Securities") of Hanson Australia Funding Limited ("Hanson Australia Funding") and (ii) guarantees (the "Guarantees") by Hanson PLC (the "Guarantor") of the Guaranteed Debt Securities, the terms of which are set forth in the Prospectus Supplement dated April 28, 2003 to be filed pursuant to Rule 424(b) (the "Prospectus Supplement"), and for the purposes of the opinion to be given by me in connection therewith, I have examined such corporate records, certificates and other documents and instruments as I have considered necessary or appropriate, including the Registration Statement, the Indenture, dated as of March 18, 2003, between Hanson Australia Funding, the Guarantor and The Bank of New York, as trustee (the "Trustee") (the "Hanson Australia Funding Indenture"), pursuant to which the Debt Securities and the Guarantees will be issued and the forms of the Guaranteed Debt Securities and the Guarantees.

Based on the foregoing I am of the opinion, subject to the assumptions and qualifications set out herein, that:

         (a) The Guarantor is duly incorporated under the laws of England and is an existing company; and

         (b) when the Guaranteed Debt Securities have been duly executed and authenticated in accordance with the Hanson Australia Funding Indenture, the Guarantees have been endorsed on the Guaranteed Debt Securities and executed as contemplated in the Hanson Australia Funding Indenture, and the Guaranteed Debt Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement, the Guaranteed Debt Securities and the Guarantees issued under the Hanson Australia Funding Indenture will constitute valid and legally binding obligations of the Guarantor.

In giving this opinion I have not made an investigation of, and do not express or imply any opinion on, the law of any jurisdiction other than England and Wales and have assumed:

         (i) the capacity, power and authority of each of the parties to the Hanson Australia Funding Indenture (other than the Guarantor) to execute, deliver and perform the terms of the Indenture;

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         (ii)     that no law of any jurisdiction outside England and Wales
                  would render the execution, authentication, delivery, issue or sale, as the case may be, of the documents referred to in paragraph (b) above illegal or ineffective and that, insofar as any obligation under the Hanson Australia Funding Indenture is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction; and

         (iii) that the Hanson Australia Funding Indenture has been validly executed and delivered and creates valid and binding obligations of the parties under New York law, New York law being the choice of law governing the Hanson Australia Funding Indenture and in accordance with which law it will be construed.

The qualifications referred to above are as follows:

(A) I express no opinion on any law other than English law or on European Communities' law as it affects any jurisdiction other than England and Wales.

(B) Undertakings and indemnities contained in the Hanson Australia Funding Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(C)      An English court will not apply New York law if:

         (i) it is not pleaded and proved; or

         (ii) to do so would be contrary to English public policy. Based on my review of the Hanson Australia Funding Indenture, I am not aware of provisions thereof that are contrary to English public policy. The rules of English public policy do not preclude an English company from selecting the law of another jurisdiction as the governing law of a contract provided that the intention of the parties in selecting such law is bona fide.

(D) Insofar as any obligation under the Hanson Australia Funding Indenture is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(E) A final and conclusive judgement against the Guarantor for a definite sum of money entered by a state or federal court in the United States of America in any suit, action or proceeding arising out of or in connection with the Hanson Australia Funding Indenture would be enforced by the English courts, without re-examination or re-litigation of the matters adjudicated upon, provided that:

         (a) the judgement was not obtained by fraud;

         (b) the enforcement of the judgement would not be contrary to English public policy;

         (c) the judgement was not obtained in proceedings contrary to natural justice;

         (d) the judgement is not inconsistent with an English judgement in respect of the same matter;

         (e) the judgement is not for multiple damages; and

         (f) enforcement proceedings are instituted within six years after the date of the judgement.


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(F)      I express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under the Hanson Australia Funding Indenture.

(G) The obligations of the Guarantor under the Hanson Australia Funding Indenture will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

(H) I express no opinion on any matter relating to tax, whether of the United Kingdom or elsewhere.

This opinion is given for use in connection with the issue of the Guaranteed Debt Securities and related Guarantees and may be relied upon by Weil Gotshal & Manges with respect to the opinion to be given by them in connection with the filing of the Registration Statement.

I hereby consent to the incorporation by reference of this Opinion into the Registration Statement and to the references to me in the Prospectus (including the Prospectus Supplement) which is part of the Registration Statement.

Yours faithfully

/s/ Graham Dransfield
--------------------------------
GRAHAM DRANSFIELD
LEGAL DIRECTOR


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